Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated April 11, 2003 pertaining to the Rawlings Sporting Goods Company, Inc. 1994 Long-Term Incentive Plan of our report dated February 20, 2003, except for Note 7 and Note 16 as to which the date is March 26, 2003, with respect to the consolidated financial statements and schedules of K2 Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Los Angeles, California

April 11, 2003